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                                                                    EXHIBIT j(1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 2000, relating to the financial statements and financial highlights which appears in the October 31, 2000 Annual Report to Shareholders of Value Portfolio, Small Company Growth Portfolio, Warburg Pincus Post-Venture Capital Portfolio, International Equity Portfolio and Emerging Markets Portfolio, which are also incorporated by reference into the Registration Statement for Credit Suisse Institutional Funds, Inc. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Counsel" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 26, 2001